Exhibit 10.27

September 30, 2011

Emmaus Life Sciences, Inc.

20725 S. Western Avenue

Ste. 136

Torrance, CA 90501

Attn: Dr. Yutaka Niihara, Chairman of the Board, Chief Executive Officer and President

Dear Dr. Niihara,

We are pleased to submit this amended and restated Letter of Intent (“LOI”) between AFH Holding & Advisory LLC and Emmaus Life Sciences, Inc. with respect to the transactions described below.  On May 3, 2011, pursuant to an Agreement and Plan of Merger dated April 21, 2011 by and among AFH Acquisition IV, a Delaware corporation (the “AFH Acquisition IV”), AFH Merger Sub, Inc., a wholly-owned subsidiary of AFH Acquisition IV, AFH Holding and Advisory, LLC (“AFH Advisory”) and Emmaus Medical, Inc., a Delaware corporation, (“Emmaus Medical”), Emmaus Medical merged with and into AFH Merger Sub with Emmaus Medical as the surviving entity (the “Merger”).  Subsequent to the Merger, AFH Acquisition IV changed its name to Emmaus Life Sciences, Inc., which is referred to herein as the “Company”.  References to AFH Acquisition IV and Emmaus Medical mean the respective entities as each existed prior to the Merger. This LOI is intended to replace and supersede the letters of intent between the parties dated November 10, 2010 and April 21, 2011, and this LOI is intended to be a binding agreement between the parties.

Item	Description
Business Combination and Consideration:

(i) Upon the consummation (the “Closing”) of the Merger, (ii) after giving effect to the issuance of any securities by AFH Acquisition IV in connection with the Merger (the “Business Combination Shares”), (iii) after giving effect to the issuance of any securities by AFH Acquisition IV in connection with the Private Financing (as defined herein) (the “Private Financing Shares”) and (iv) after giving effect to the issuance of any securities by the Company in connection with the Offering (as defined herein) (the “Offering Shares”), the stockholders of AFH Acquisition IV immediately prior to the Merger, Amir F. Heshmatpour and his relatives, assignees and affiliates (“AFH Group”) own Ten Percent (10%) of the issued and outstanding common shares of the Company (the “Advisor Shares”). The Advisor Shares shall be issued as follows: (1) If the Advisor Shares represent an amount greater than 10% of the interest in issued and outstanding common stock post Offering, then AFH

Group will cause to be cancelled an amount of shares necessary to arrive at 10% interest in issued and outstanding common stock post Offering. (2) If the Advisor Shares represent an amount less than 10% of the interest in issued and outstanding common stock post Offering, then the Company will cause to be issued an amount of shares necessary to cause AFH Group to have ownership equal to 10% of the interest in issued and outstanding common stock post Offering.

Upon the Closing of the Merger, each then-outstanding share of Emmaus Medical common stock and each option, warrant and note exercisable for or convertible into, as applicable, shares of Emmaus Medical common stock was exchanged for 29.48548924976 shares of AFH Acquisition IV common stock and options, warrants and notes exercisable for or convertible into, as applicable, 29.48548924976 shares of AFH Acquisition IV common stock.  Immediately after the Closing of the Merger, the Company had 24,378,305 shares of common stock (excluding 47,178 shares held by stockholders who exercised dissenters’

rights), no shares of preferred stock, options to purchase 23,590 shares of common stock, warrants to purchase 302,918 shares of common stock and convertible notes exercisable for 271,305 shares of common stock issued and outstanding. Based on the above, prior to the Closing of the Merger, AFH Advisory canceled an aggregate of 1,827,750 shares of Acquisition IV common stock pursuant to a Share Cancellation Agreement dated May 3, 2011.  The aggregate shares held by the AFH Group and the Private Financing Shares is 3,750,000 shares, which consists of 2,372,250 shares held by AFH Advisory, 272,000 shares held by Griffin Ventures, 500,000 shares held by Tim Brasel, 577,750 Private Financing Shares.

The Advisor Shares held by the AFH Group shall be decreased, at the rate of 1% of post-Offering outstanding common shares, for each $1 million or fraction thereof that the gross proceeds to the Company from the Offering are less than $10 million. In the event of such reduction, AFH Advisory agrees to reduce the number of Advisor Shares by appropriate percentage. If the Offering cannot be consummated to provide for minimum gross proceeds to the Company of at least $5 million, and the Company exercises its right to terminate the Offering, then all Advisor Shares shall be canceled.

AFH Advisory shall provide appropriate representations and warranties that it has complied with all laws and regulations regarding receipt of compensation in connection with the capital raising transactions contemplated in this LOI.

Private Financing:

In March 2011, Emmaus Medical completed a private placement of its shares of common stock for gross proceeds of approximately $1.2 million (the “Private Financing”).  The shares issued in the Private Financing shall not be considered Advisor Shares.

Offering:

Following the Closing, AFH Advisory shall assist the Company in conducting a sale of the Offering Shares, through either a private or public financing, resulting in gross proceeds in the amount of between $25 million and $50 million, at a minimum estimated pre-money valuation of $90 million and a maximum estimated pre-money valuation of $155 million, to be mutually agreed upon (the “Offering Price”) and other terms and conditions to be based upon market conditions (the “Offering”). Sunrise Securities is expected to act as underwriter for the Offering. The Company also agrees to a 20% over allotment at AFH Advisory and/or the underwriter’s discretion.

If the Offering cannot be consummated to provide for minimum gross proceeds to the Company of at least $5 million, the Company shall have the right to terminate the Offering at its sole and absolute discretion.

Listing Standards Contingency:	Upon completion of the Offering, AFH Acquisition IV shall satisfy the Public shareholders/Public float listing standards for original listing of the Company’s securities on the NYSE, AMEX or NASDAQ.

Company Milestone Representations:

The Company will use commercially reasonable efforts to achieve the following Milestone (the “Milestones Targets”)

(i)         NutreStore launch in Hong Kong by the second quarter of 2012.

(ii)        Taiwan sales of AminoPure by first quarter 2011.

(iii)       At least 15 sites will be signed up for Phase III testing by end of the first quarter of 2011.

(iv)       Recruitment for the study patients will be completed by the end of the first quarter of 2012.

(v)        First Phase III Trial will be completed by the end of the first quarter of 2013.

(vi)       Sign Licensing Agreement with CellSeed prior to Closing

Failure of the Company to meet any Milestone Targets shall not be deemed to constitute a breach of this LOI.

Right to Future Financings:

Subject to and conditioned upon the completion of the Merger and Offering, AFH Advisory shall have the exclusive rights to act as advisor to the Company on all financings and mergers and acquisitions for a period of 2 years from November 10, 2010 on commercially reasonable terms. The terms of each such engagement shall be applicable industry standards. In addition, in the event of any merger, stock purchase, asset purchase or similar transaction occurring within one year of the closing of the Offering, AFH Advisory may receive a warrant to purchase shares in an amount to increase the AFH Group’s total holdings to 10% of the outstanding fully diluted equity of AFH Acquisition IV only to the extent the Company issues securities in connection with such merger, stock purchase, asset purchase or similar transaction.

Right to Approve Management	The Company’s Chief Financial Officer shall be acceptable to AFH Advisory which acceptance shall not be unreasonably withheld.

Management Agreements

Subject to corporate governance and national exchange listing requirements, the Company will enter into employment agreements with key employees and approve a stock plan in connection with the Business Combination.

Right to Appoint Directors; Right to Approve Independent Directors

Prior to the consummation of the Offering, AFH Advisory shall have a right to appoint 2 members of the Company’s Board of Directors with up to a 9 member Board of Directors. Prior to consummation of the Offering, AFH Advisory shall also have a right to provide non-binding advice regarding the election of the remaining independent members of the Company’s Board of Directors.

Subject to corporate governance, national exchange listing requirements and shareholder voting standards, board members designated by AFH Advisory shall remain on the board of the Company or any successor company, or entity for a period of at least two (2) years post- Business Combination if the members so decide and as may be approved by shareholders.

Right to Approve Professionals

AFH Advisory shall have the right to reject the attorneys and auditors who will be responsible for facilitating the Business Combination and preparing and filing the Registration Statement (including any amendments thereto) in connection with the Offering.

Due Diligence:

Prior to the execution of the Merger agreement (the “Merger Agreement”), AFH Advisory shall have the right to conduct a customary business, accounting, financial and legal due diligence investigation of the business and operations of the Company to its satisfaction, including receipt of a favorable independent third party due diligence report (the “Third-Party DD Report”). The fees for the Third Party DD Report shall not exceed $15,000.  The Company shall have the right to approve the third party preparing the Third- Party DD Report. The Third-Party DD Report and all related work product, shall be Proprietary Information of the Company, as defined in the Mutual Nondisclosure Agreement dated as of October 11, 2010 between AFH Advisory and the Company. Additionally, prior to the execution of the Business Combination Agreement, the Company shall have the right to conduct a due diligence investigation of the business and operations of AFH Acquisition IV.

Conditions to Closing:

(1) Immediately after the Closing, AFH Acquisition IV will have approximately 40 million shares of Common Stock issued and outstanding.

(2) All necessary consents of third parties will be obtained prior to Closing including, without limitation, all required consents from any governmental authorities.

(3) To the extent that a majority of the board of directors of AFH Acquisition IV will be replaced after the Closing, a Schedule 14F-l Information Statement shall have been filed with the United States Securities and Exchange Commission (“SEC”) and mailed to the stockholders or AFH Acquisition IV at least 10 days prior to Closing.

(4) On or prior to Closing, the Company shall have provided audited and/or un-audited financial statements of the Company as may be required for the Current Report on Form 8-K required to be filed with the SEC within four business days after the Closing.

(5) AFH Acquisition IV shall be current and compliant in filing all periodic reports under the Securities Exchange Act of 1934.

Registration Rights:

The Advisor Shares and any pre-Merger shareholders of the Company who beneficially own less than 10% of AFH Acquisition IV (excluding any Affiliates) following the Closing shall be provided with normal and customary piggyback registration rights.

Lock-Up Agreement

Unless otherwise agreed by the investment bank who is engaged for the Offering, shares owned by directors, officers and any 10% shareholder (and their affiliates) will be locked-up until 12 months after the Registration Statement associated with the Offering is declared effective.

Investor Relations Firm

The Company will use its best efforts to hire and maintain a reputable investor relations firm acceptable to AFH Advisory within 30 days prior to the Closing of the Business Combination, which acceptance shall not be unreasonably withheld.

No Material Change in Business:

From and after the date of this LOI until the earliest to occur of:  (i) the termination of this LOI as provided below or (ii) the execution of the Merger Agreement the Company will use commercially reasonable efforts to maintain its business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with its customers and suppliers, to the extent applicable.

Covenants of the Company and Management:

To include normal and customary covenants (in respect of the Company and its subsidiaries) in any firm commitment underwriting agreement regarding:

• Limitation on issue or sale of common stock and other securities convertible or exchangeable into or exercisable for common stock (excluding securities issued pursuant to any equity incentive plan).

Closing:

The parties agree to use commercially reasonable efforts to consummate the Closing of the Merger on or before the date that is 120 days after an audit of the Company’s financial statements in accordance with U.S. GAAP for two years and reviewed for 2010 is issued.

Exclusive Dealing:

From the date of this LOI until the earlier of the date of (i) termination of this LOI as provided below or (ii) the execution of the Merger Agreement, neither the Company, nor any of its officers, employees, directors, managers, stockholders, other equity holders, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to any transaction similar to the Merger. AFH Advisory may pursue any and all remedies in law or in equity in the event of a material breach of this provision by the Company, including an action for specific performance without the posting of any bond.

In the event of a material breach of this “Exclusive Dealing” Section by the Company, in lieu of any damages or an action for specific performance, AFH Advisory shall be entitled to liquidated damages of: (i) 5% of any securities received by the Company or the Company’s shareholders upon consummation of any merger, securities exchange or other business combination (a “Business Combination”) or other similar transaction; or (ii) upon a sale of the Company (or a sale of all or substantially all of its assets) cash or any other consideration it would have received as if it had a 5% ownership interest in the Company immediately prior to the closing of any such transaction. Other than such liquidated damages, the Company shall have no further liability for breach of this Exclusive Dealing Section.

The Merger Agreement was executed on April 21, 2011.

Confidentiality:

Each party agrees to keep confidential any information obtained by it from the other party in connection with its investigators or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transactions.  Further, except as and to the extent required by law, without the prior written consent of the other party, AFH Advisory and the Company shall not make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this LOI.  If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

Shell Price and Transaction Expenses:

AFH Advisory shall be entitled to the following from the Company:

(i) $500,000 (the “Shell Cost”) for the identification of AFH Acquisition IV and providing consulting services related to coordinating the Merger, assisting with the Offering and managing the interrelationship of legal and accounting activities (the “Services”), and

(ii) reimbursement of advancement of expenses on behalf of the Company incurred in connection with the Services, the Merger and the Offering, including, without limitation, reasonable expenses of AFH Advisory, preparation of the Third-Party DD Report (not to exceed $15,000), preparation and negotiation of the Merger Agreement and any ancillary agreements, the Offering documents, as well as fees of attorneys (including the attorneys’ fees incurred by AFH Acquisition IV in connection with the Merger), financial advisors,  brokerage or finder’s fees and other fees and expenses (collectively, all such costs and expenses, the “Transaction Expenses”).

All Transaction Expenses will be approved by both AFH Advisory and the Company prior to engagement or agreement to fee agreements. Such approval shall not be unreasonably withheld.

AFH Advisory agrees to be paid the Shell Cost and Transaction Expenses at the time of the closing of the Offering or, at AFH Advisory’s option, upon consummation of any other financing undertaken by the Company following consummation of the Merger.

Instead of receiving cash as payment for the Shell Cost and Transaction Expenses, AFH Advisory may, in its sole discretion, convert such amount (or any portion thereof) at the Closing of the Offering into additional shares of the common stock of the Company at a valuation equal to 75% of the Offering Post Money Value (the “Conversion Price”).

Payment of Shell Cost and Transaction Expenses upon Termination

If Termination occurs as provided in clause (i) or (v) (termination occurs as a result of breach by the Company), of the “Termination” section below, AFH Advisory will receive reimbursement for Transaction Expenses actually incurred to the date of such Termination.

If Termination occurs as provided in clauses (ii), (iii), (iv) or (v) (termination occurs as a result of breach by AFH Advisory), of the “Termination” section below, AFH Advisory will receive reimbursement for fifty percent (50%) of Transaction Expenses actually incurred to the date of such Termination.

If the Offering cannot be consummated to provide for minimum gross proceeds to the Company of at least $5 million, and the Company exercises its right to terminate the Offering, then, to equitably allocate the risk of the inability to consummate the Offering, the Company will pay to AFH Advisory (i) fifty percent (50%) of the Shell Cost and (ii) fifty percent (50%) of the Transaction Expenses actually incurred to the date the Company exercises its right to terminate the Offering. AFH Advisory, in its discretion, has the option to be reimbursed by the Company in cash or to convert such amounts (or any portion thereof) into common stock at a conversion price equal to 75% of the per share price of the shares of common stock sold in the Company’s most recently completed private offering of common stock.

Notwithstanding the above, the Company will bear responsibility for all Auditor and Audit costs even in the event of a Termination.

Warrants

If the Offering is consummated, AFH Advisory shall also be entitled to receive warrants (the “Warrants”). The Warrants will have a 5 year term, an exercise price equal to the Conversion Price and a cashless exercise provision.  The number of shares underlying the Warrants will be calculated by dividing $788,893 by the Conversion Price.

Termination:

After the execution of this LOI by the parties, this LOI may be terminated upon:  (i) the mutual written agreement of AFH Advisory and the Company, (ii) written election of either party if that party or its counsel identifies any information, item or other matter in the course of its due diligence investigation of the other party that it deems unsatisfactory, provided that the other party shall be entitled to cure any such item or other matter if such item or other matter is capable of being cured within 30 days after written notice of such item or other matter from the terminating party, (iii) written election of AFH Advisory or the Company if the parties are unable to agree to a valuation, as set forth by an investment bank mutually agreed to by AFH Advisory and the Company and retained by the Company (the “Investment Bank”) within 45 days following completion of satisfactory Due Diligence by the Investment Bank, (iv) written election of the Company if AFH Advisory does not deliver firm underwriting commitments for at least $10 million Offering on or prior to the date provided for in the “Offering” section, or (v) upon written election of either party upon a material breach of any material binding terms or conditions of this LOI and failure to cure such breach within 30 days of receipt of written notice by the terminating party.

In the event of termination of this LOI by AFH Advisory as a result of the breach by the Company of the Exclusive Dealing provision or pursuant to subsection (iv) of the Termination provision of this LOI, if the Company enters into any transaction or a sale of all or substantially all of its assets within twelve months of such termination, AFH Advisory shall be entitled as liquidated damages to: (i) 50% of the percentage of the Advisor Shares (i.e. 5%) of any securities received by the Company or the Company’s shareholders upon consummation of any business combination or other similar transaction; or (ii) cash or any other consideration it would have received as if it had a 5% ownership interest in the Company immediately prior to the closing of any such transaction.

Binding Provisions:	The provisions set forth in this LOI are intended to and do constitute a binding and legally enforceable agreement.

Miscellaneous Provisions:

(1)  Governing Law, Dispute Resolution, and Jurisdiction.  This LOI shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.  All disputes, controversies or claims arising out of or relating to this LOI shall be brought in Federal Court of the Central District of Delaware or in a Superior Court located in Delaware. The parties hereby irrevocably waive any objection to jurisdiction and venue or any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts.  The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

(2)  Counterparts.  This LOI may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.  The exchange of copies of this LOI and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes.  Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

If you agree to the foregoing, please return a signed copy of this LOI to the undersigned.

Very truly yours,

AFH HOLDING AND ADVISORY, LLC

		By:	/s/ Amir Heshmatpour
Amir F. Heshmatpour
Managing Director

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Yutaka Niihara
Dr. Yutaka Niihara
Chief Executive Officer and President